UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2021

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Jinhua New Energy Vehicle Town
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices)

(86-579) 8223-9700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KNDI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 13, 2021 (the “Signing Date”), Kandi Technologies Group, Inc., a Delaware corporation (the “Company”), through its wholly-owned subsidiary, Zhejiang Kandi Technologies Group Co., Ltd. (“Zhejiang Kandi Technologies”), a company organized under the laws of the People’s Republic of China (the “PRC”), entered into (i) a Share Transfer Agreement (the “Share Transfer Agreement”) with Liao Zongjiang, Liao Chunsheng, and Liao Caijin, three individual shareholders of Jiangxi Huiyi, as defined below (the “Transferors”) and (ii) a Supplementary Agreement (the “Supplementary Agreement”) with the Transferors, pursuant to which Zhejiang Kandi Technologies agreed to purchase all the equity interests of Jiangxi Province Huiyi New Energy Co., Ltd., a company organized under the laws of the People’s Republic of China (“Jiangxi Huiyi”). The consummation of the transactions contemplated in the Share Transfer Agreement is expected to take place no later than thirty business days after the Signing Date. The consummation of the transactions contemplated in the Supplementary Agreement is expected to take place in the following three years after the Signing Date. The acquisition is for the purpose of growing the Company’s business through vertical integration. An English translated copy of each of the Share Transfer Agreement and the Supplementary Agreement is filed as exhibits to this report, which is incorporated by reference in its entirety to this item.

Jiangxi Huiyi, located in GaoxinDevelopment Zone, Xinyu City, Jiangxi Province was formed on November 16, 2016. Jiangxi Huiyi owns an intelligent production line with a daily output of 250,000 units of 18650 lithium batteries. Jiangxi Huiyi currently has 5 invention patents, 16 utility model patents, and 5 appearance patents approved by the PRC State Intellectual Property Offices. It also filed 9 invention patent applications, 9 utility model patent applications, and 3 appearance patent applications. Jiangxi Huiyi has more than 300 full time employees.

Pursuant to the terms of the Share Transfer Agreement, Zhejiang Kandi Technologies will acquire all the equity interests of Jiangxi Huiyi for a purchase price of RMB 50 million (approximately $7.7 million) in cash to the Transferors. Zhejiang Kandi Technologies is obligated to pay 50% of the cash portion of the purchase price no later than five business days after the Signing Date. The remaining 50% of the cash portion of the purchase price will be paid upon consummation of the transactions contemplated by the Share Transfer Agreement (the “Closing Date”). In addition, pursuant to the Supplementary Agreement by and between the two parties, the Company may issue 858,770 shares of registered stock (the “Shares”) to the Transferors each year for the next three years, conditioned on the fulfillment of the undertaking by the Transferors of Jiangxi Huiyi to achieve no less than RMB 15 million (approximately $2.3 million) net income (the “Annual Profit Target”) over the course of each of the following three years without additional investment by Zhejiang Kandi Technologies. The Shares will be registered on proper registration statement.

The Supplementary Agreement sets forth the terms and conditions of the issuance of the Shares for each of the next three years ended June 30, 2022, 2023 and 2024 as below -

If Jiangxi Huiyi achieves the Annual Profit Target, 858,770 shares will be issued to the Transferors. However, a reduced number of shares may be issued to Transferors if Jiangxi Huiyi fails to achieve its Annual Profit Target: If the annual net profits of Jiangxi Huiyi fall below the Annual Profit Target by 20% or less, 687,016 shares will be issued to the Transferors; if net profits of Jiangxi Huiyi fall below the Annual Profit Target by a percentage between 20% and 40%, 515,262 shares will be issued to the Transferors; and if net profits of Jiangxi Huiyi fall below the Annual Profit Target by 40% or more, no shares will be issued to the Transferors.

All the profit targets referenced above shall follow the United States Generally Accepted Accounting Principles.

The Transferors have no relationship to the Company other than in connection with this transaction.

ITEM 7.01 REGULATION FD DISCLOSURE.

On July 15, 2021, the Company issued a press release announcing its acquisition of Jiangxi Huiyi. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits.

The following is filed as exhibit to this report:

Exhibit No.	Description
10.1*	English Translation of the Share Transfer Agreement by and between Zhejiang Kandi Technologies Group Co., Ltd. and Shareholders of Jiangxi Province Huiyi New Energy Co., Ltd. dated July 13, 2021.
10.2*	English Translation of the Supplementary Agreement by and between Zhejiang Kandi Technologies Group Co., Ltd. and Shareholders of Jiangxi Province Huiyi New Energy Co., Ltd. dated July 13, 2021.
99.1	Press Release of Kandi Technologies Group, Inc. dated July 13, 2021.

*	Portions of the exhibit have been omitted as per Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2021	KANDI TECHNOLOGIES GROUP, INC. (Registrant)

	By:	/s/ Hu Xiaoming
	Name:	Hu Xiaoming
	Title:	President and Chief Executive Officer

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